UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number 001-15687

(Check One):   |_| Form 10-K     |_| Form 20-F     |_| Form 11-K   |X| Form 10-Q
               |_| Form 10-d     |_| Form N-SAR    |_| Form N-CSR

               For Period Ended: 01-31-06

               |_| Transition Report on Form 10-K
               |_| Transition Report on Form 20-F
               |_| Transition Report on Form 11-K
               |_| Transition Report on Form 10-Q
               |_| Transition Report on Form N-SAR

               For the Transition Period Ended: __________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

                            ATSI COMMUNICATIONS, INC.
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                             Full name of registrant

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                            Former name if applicable

                            7800 WURZBACH, SUITE 700W
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            Address of principal executive office (Street and number)

                               SAN ANTONIO, TEXAS
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                            City, State and Zip Code

                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

             | (a)  The reasons described in reasonable detail in Part III of
             |      this form could not be eliminated without unreasonable
             |      effort or expense;
             |
             | (b)  The subject annual report, semi-annual report, transition
             |      report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or
  |X|        |      Form N-CSR, or portion thereof, will be filed on or before
             |      the fifteenth calendar day following the prescribed due
             |      date; or the subject quarterly report or transition report
             |      on Form 10-Q or subject distribution report on Form 10-D, or
             |      portion thereof, will be filed on or before the fifth
             |      calendar day following the prescribed due date; and
             |
             | (c)  The accountant's statement or other exhibit required by Rule
             |      12b-25(c) has been attached if applicable.


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                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant's Quarterly Report on Form 10-QSB could not be timely filed because the auditors have not had sufficient time to complete their review process. We fully expect to file the final Form 10-QSB before the time permitted by this extension.

                                     PART IV
                                OTHER INFORMATION
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
(1)   Name and telephone number of person to contact in regard to this notification

      Antonio Estrada                            (210)                 614-7240, Ext:1062
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         (Name)                               (Area Code)              (Telephone Number)

(2)   Have all other periodic reports required under Section 13 or 15(d) of the
      Securities Exchange Act of 1934 or Section 30 of the Investment Company
      Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer
      is no, identify report(s).                                                      |X| Yes |_| No


(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                                                                        |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                                   ATSI COMMUNICATIONS, INC.
                           ----------------------------------------------
                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2006      By: /s/ Antonio Estrada
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                                  Corporate Controller and Principal Accounting and Finance Officer
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